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                                                                   Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

LIDAK Pharmaceuticals:

We consent to the incorporation by reference in Registration Statement No. 33-49082 on Form S-1, Registration Statement No. 33-71276 on Form S-8, Registration Statement No. 33-94370 on Form S-8, Registration Statement No. 76094 on Form S-3, Registration Statement No. 33-64983 on Form S-3 and Registration Statement No. 333-24549 on Form S-3 of LIDAK Pharmaceuticals (a development stage enterprise) of our report dated November 25, 1997, except for the last paragraph of Note 6, as to which date is December 29, 1997, which report contains an explanatory paragraph referring to the status of the Company as a development stage enterprise, appearing in this Annual Report on Form 10-K/A of LIDAK Pharmaceuticals for the year ended September 30, 1997.

DELOITTE & TOUCHE LLP


San Diego, California
January 26, 1998